PRESS RELEASE
eHealth Appoints Prama Bhatt to Board of Directors

AUSTIN, Texas – September 24, 2024 – eHealth, Inc. (Nasdaq: EHTH) (eHealth.com), a leading private online health insurance marketplace, today announced the appointment of Prama Bhatt as a Class II director and independent member of the eHealth Board of Directors (the “Board”), effective September 24, 2024. Ms. Bhatt will also serve on the Audit Committee and the Government and Regulatory Affairs Committee of the Board. Her initial term will run until the Annual Meeting of Stockholders in 2026.

“We are pleased to welcome Prama to our Board of Directors,” said Fran Soistman, CEO of eHealth. “Her deep expertise in digital innovation and customer retention and growth strategies will be invaluable as we continue to enhance our digital platform and expand our business. Prama’s track record of success in driving digital transformation aligns perfectly with eHealth’s strategic priorities, and we look forward to her contributions to our Board.”

Ms. Bhatt, 54, brings a wealth of experience in digital transformation, consumer growth strategies, and strategic leadership across multiple industries. She currently serves on the board of directors for Hormel Foods Corporation, a position she has held since November 2019, and was also recently appointed a member of the board of directors for JD Sports Fashion PLC in September 2024.

Ms. Bhatt was most recently the chief digital officer of Ulta Beauty, Inc., a top provider of retail beauty products and services, from December 2019 to March 2024. During her tenure at Ulta Beauty, Ms. Bhatt led the company’s digital and ecommerce strategy, driving significant growth and innovation. She also served in various other leadership roles at Ulta Beauty, including senior vice president and vice president of digital & ecommerce. Prior to Ulta Beauty, Ms. Bhatt held executive roles at Kenneth Cole Productions, Inc. and Toys “R” Us, Inc., where she contributed to each company’s digital and ecommerce initiatives. Her earlier career was marked by strategic roles at Booz Allen Hamilton, Inc. and Ford Motor Company. Ms. Bhatt holds a Bachelor of Science in electrical engineering from Oakland University, a Master of Science in electrical engineering from Wayne State University, and an MBA from the University of Michigan.

“I am thrilled to welcome Prama to eHealth’s Board of Directors,” said Board Chairperson Beth Brooke. “Prama’s deep expertise in digital transformation, strategic leadership, and operational excellence will be invaluable as the company navigates the evolving industry landscape. Her background in leading large-scale digital initiatives and governance will provide critical insights that will help drive eHealth’s continued growth and innovation.”

Ms. Bhatt stated, “I am honored to join the Board of eHealth, a company that is at the forefront of enhancing the health insurance enrollment process through innovative technology. I look forward to collaborating with the Board and leadership team to support the company's growth and to continue developing solutions that empower beneficiaries to make informed decisions about their health insurance coverage.”

# # #

About eHealth (Nasdaq: EHTH)
We’re Matchmakers. For over 25 years, eHealth has helped millions of Americans find the healthcare coverage that fits their needs at a price they can afford. As a leading independent licensed insurance agency and advisor, eHealth offers access to over 180 health insurers, including national and regional companies.

For more information, visit ehealth.com or follow us on LinkedIn, Facebook, Instagram, and X. Open positions can be found on our career page.

Media inquiries:
Lara Sasken
Chief Communications Officer
pr@ehealth.com